Exhibit 10.1

THIS MANDATORILY CONVERTIBLE PROMISSORY NOTE AND ANY SECURITIES INTO WHICH THIS MANDATORILY CONVERTIBLE PROMISSORY NOTE IS CONVERTIBLE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE OR FOREIGN SECURITIES LAWS.

MANDATORILY CONVERTIBLE PROMISSORY NOTE

Investment Amount (as defined below)	Signing Date: August 17, 2022

FOR VALUE RECEIVED, Covalto Ltd., an exempted company incorporated and existing under the laws of the Cayman Islands (the “Company”), promises to pay to the order of Banco Actinver, S.A. Institución de Banca Múltiple, Grupo Financiero Actinver, División Fiduciaria, acting solely as trustee of the Contrato de Fideicomiso Irrevocable No. 5357 identified as “Fideicomiso LIV SPV” or its successors or assigns (the “Holder”), the principal sum of an amount in United States dollars that is equivalent to 600,000,000 Mexican pesos calculated using the Exchange Rate (as defined in the BCA) as of the Business Day immediately preceding the Closing Date (the “Investment Amount”), or such lesser amount as shall then equal the outstanding principal amount hereof, together with interest accrued from the date of the last interest payment on the unpaid principal balance at a rate equal to seven percent (7.0%) per annum, compounding annually, subject to the terms set forth below. Holder shall pay the Investment Amount no later than September 16, 2022 (such funding date, the “Closing Date”).

The interest rate shall be computed on the basis of the actual number of days elapsed as of the Closing Date and a year of 365 days and shall be payable in cash or, at the Company’s option, in kind by way of addition to the outstanding principal, semi-annually in arrears on December 30, 2022 and June 30, 2023. Interest shall commence on the Closing Date and shall continue on the outstanding principal of this Mandatorily Convertible Promissory Note (this “Note”) until paid or converted in accordance with the provisions hereof. This Note is one of a series of Mandatorily Convertible Promissory Notes (each, an “Additional Note” and together with this Note, collectively the “Notes”) being issued by the Company with an aggregate principal amount of up to $65,000,000, as such amount may be increased by the Company from time to time. Any payment made by the Company with regard to any of the Notes will be made simultaneously with regard to each of the Notes then outstanding pro rata in the same proportion that the outstanding principal balance then due under the Note to be so paid bears to the outstanding aggregate principal balance then due under all of the Notes.

1.  Definitions. For purposes of this Note, the following terms shall have the following meanings:

“A&R M&A” means the Amended and Restated Memorandum and Articles of Association of the Company, as amended and/or restated from time to time.

“Affiliate” of any Person means any other Person Controlling, Controlled by or under common Control with such Person. With respect to the Holder, “Affiliate” shall also include a Related Fund.

“Applicable Law” shall mean, with respect to any Person, all present and future statutes, laws, ordinances, rules, orders and regulations (including stock exchange regulation) of any governmental authority applicable to such Person or any of their respective properties or assets.

“Articles” means the Company’s Amended and Restated Memorandum and Articles of Association, as the same may be amended or restated from time to time.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks in the Cayman Islands, Mexico, City, Mexico and/or New York, New York are authorized or required by law to be closed.

“Company Entity” means the Company or any of the Company’s direct or indirect subsidiaries, whether currently existing or established after the date of this Note.

“Control” means, together with its correlative meanings, “Controlling,” “Controlled” and “under common Control with,” the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Conversion” means, together with its correlative meanings “Convert” and “Converted,” with respect to this Note, any of a Qualified Financing Conversion, a Liquidity Event Conversion, a Pre-Redemption Conversion, a Maturity Date Conversion or a Voluntary Conversion.

“Conversion Price” means, with respect to a Conversion of the Notes, the Qualified Financing Conversion Price as set forth in Section 2 hereof, the Liquidity Event Conversion Price as set forth in Section 3 hereof, the Maturity Date Conversion Price as set forth in Section 4 hereof, the Pre-Redemption Conversion Price as set forth in Section 5 hereof, or the Voluntary Conversion Price as set forth in Section 6 hereof, as applicable.

“Convertible Securities” means notes or other securities convertible into or exchangeable for Preference Shares or Ordinary Shares.

“Equity Financing” means a bona fide transaction or series of transactions with the principal purpose of raising equity capital, pursuant to which the Company or its successor issued or issues Financing Securities.

“Financing Securities” means Preference Shares, Ordinary Shares or Convertible Securities issued to investors investing new money in the Company, including by means of a SPAC Transaction, in the context of a Qualified Financing. Notwithstanding this paragraph, the Financing Securities to be issued to the Holder upon conversion of the Notes in connection with a Qualified Financing shall have identical rights, privileges, preferences and restrictions as the Financing Securities issued in such Equity Financing to such new money investors, or in the case of Convertible Securities, as the Financing Securities issued to investors in the Company’s most recent bona fide financing (other than the Notes).

“Fully-Diluted Capitalization” means, as of immediately prior to a Conversion of the Notes as set forth herein, the number of outstanding Ordinary Shares of the Company, assuming conversion of all securities convertible into Ordinary Shares and the exercise of all outstanding options and warrants, and shares reserved for issuance under any equity incentive plans of the Company or pursuant to convertible notes and other convertible securities, but excluding the shares issuable upon the Conversion of the Notes.

“Liquidity Event” means (a) an acquisition by, or merger of the Company with or into, another Person, if following such acquisition or merger the holders of the Company’s voting securities immediately prior to the transaction do not Control the Company or the successor entity (excluding new issuances in connection with corporate finance transactions), or (b) a sale by the Company of all or substantially all of its assets.

“Majority Holders” means the holders of a majority in interest of the aggregate principal amount of Notes.

“Ordinary Shares” means ordinary shares of the Company, par value US$0.0001 per share, as the same par value may be revised, or of any successor entity to the Company.

“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

“Preference Shares” means any Preference Shares (as defined in the A&R M&A), or any other securities of the Company, or any successor entity to the Company, that constitute preference equity securities or preferred equity securities, whether now existing or authorized in the future in connection with an Equity Financing.

“Prior Round Price” means, as of the date of any Conversion, the price per share paid by investors (or, in the case of convertible debt, the conversion price per share) in the Company’s then most recent bona fide equity financing transaction or conversion of Convertible Securities (other than the Notes). For the avoidance of doubt, the Prior Round Price is currently $9.7756 per share, which is the price per share paid by investors in connection with the issuance of the Series B-1 Preference Shares, par value US$0.0001 per share, of the Company.

“Qualified Financing” means an Equity Financing of at least $50,000,000 in gross proceeds; provided that any SPAC Transaction shall be deemed a Qualified Financing without regard to the amount of trust funds that remain following redemptions by the SPAC shareholders; provided further that upon the consummation of a SPAC Transaction that includes a concurrent issuance of Convertible Securities, the SPAC Transaction shall constitute the “Qualified Financing” for purposes of Section 2 herein, and the Qualified Financing Conversion Price set forth in clause (i) of Section 2 shall apply.

“Related Fund” in relation to a fund, account, co-investment arrangement or other investment vehicle (the “first fund”), means a fund, account, co-investment arrangement or other investment vehicle which is sponsored, managed, advised, administered or arranged by the same investment manager or investment adviser as the first fund or, if it is sponsored, managed, advised, administered or arranged by a different investment manager or investment adviser, a fund, account, co-investment arrangement or other investment vehicle whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“SPAC” means a publicly traded special purpose acquisition company or other similar entity that is a “blank check” company under applicable securities laws.

“SPAC Transaction” means a merger, acquisition or other business combination involving the Company and/or any affiliate thereof and a SPAC.

“Valuation Cap” means $525,000,000.

2.  Qualified Financing Conversion. Immediately upon the consummation of a Qualified Financing, the unpaid principal amount of this Note outstanding, together with all unpaid accrued interest thereon, shall, with no further action on behalf of the Holder or the Company (or its successor), convert into (a) if Preference Shares are issued in the Qualified Financing, capital shares of the Company (or its successor) of the same class as are issued in such Qualified Financing, (b) if Ordinary Shares are issued in such Qualified Financing, and Preference Shares of the Company remain outstanding at such time and will, following the Qualified Financing, remain outstanding, a new series of Preference Shares that is identical in rights to that of the most senior class of such surviving Preference Shares, (c) if Ordinary Shares are issued in the Qualified Financing, and no Preference Shares remain outstanding at such time (including because such Preference Shares converted in accordance with their terms into Ordinary Shares in connection with such Qualified Financing), Ordinary Shares of the Company or (d) if only Convertible Securities are issued in the Qualified Financing, a new series of Preference Shares that is identical in rights to that of the most senior class of Preference Shares surviving such Qualified Financing (or, if no Preference Shares remain outstanding at such time (including because such Preference Shares converted in accordance with their terms into Ordinary Shares in connection with such Qualified Financing), Ordinary Shares of the Company); at a conversion price (the “Qualified Financing Conversion Price”) (i) in the case of (a), (b) and (c), equal to the lower of: (1) eighty percent (80%) of the lowest price per share paid by investors in the Qualified Financing; and (2) the quotient obtained by dividing (x) the Valuation Cap by (y) the Fully-Diluted Capitalization or (ii) in the case of (d), equal to $9.7756 per share (such conversion, a “Qualified Financing Conversion”).

3.  Liquidity Event Conversion. In connection with the consummation of a Liquidity Event, the unpaid principal amount of this Note outstanding, together with all unpaid accrued interest thereon, shall, with no further action on behalf of the Holder, convert (a “Liquidity Event Conversion”) into (a) a new series of Preference Shares that is identical in rights to that of the most senior class of Preference Shares then issued and outstanding, or (b) if no Preference Shares are then outstanding (including because such Preference Shares converted in accordance with their terms into Ordinary Shares in connection with such Liquidity Event), into Ordinary

Shares, in each case at a conversion price (the “Liquidity Event Conversion Price”) equal to the quotient obtained by dividing (i) the lesser of (A) the Valuation Cap and (B) eighty percent (80%) of the valuation ascribed to the Company in connection with the Liquidity Event by (ii) the Fully-Diluted Capitalization (but excluding any increase at such time in the number of shares reserved for issuance under any equity incentive plans of the Company) (such conversion, a “Liquidity Event Conversion”). For the avoidance of doubt, to the extent any Preference Shares resulting from a Liquidity Event Conversion would, pursuant to their terms, otherwise convert into Ordinary Shares in connection with such Liquidity Event Conversion, then such Preference Shares shall immediately convert into Ordinary Shares in connection with the Liquidity Event, at the conversion price set forth above in this Section 3.

4.  Maturity. If no Qualified Financing Conversion or Liquidity Event Conversion occurs prior to July 7, 2023 (the “Maturity Date”), then the unpaid principal amount of this Note outstanding, together with all unpaid accrued interest thereon, shall, immediately on the Maturity Date with no further action on behalf of the Holder, convert into (a) a new series of Preference Shares that is identical in rights to that of the most senior class of Preference Shares then issued and outstanding or (b) if no Preference Shares are then outstanding, into Ordinary Shares, at a conversion price (the “Maturity Date Conversion Price”) equal to the lower of (i) the Prior Round Price and (ii) the quotient obtained by dividing (x) the Valuation Cap, by (y) the Fully-Diluted Capitalization (but excluding any increase at such time in the number of shares reserved for issuance under any equity incentive plans of the Company) (such price, the “Maturity Date Conversion Price” and such conversion, the “Maturity Date Conversion”.

5.  Company Redemption. This Note may be redeemed by the Company, in whole or in part, for cash in the amount of the unpaid principal amount of this Note outstanding, together with all unpaid accrued interest thereon, as well as the remaining scheduled payments of interest on such Notes to the Maturity Date as if such Notes were to be redeemed on the Maturity Date, at any time, subject to fifteen (15) Business Days’ notice (“Company Prepayment Notice”) to the Holder as set forth in Section 23. Upon receipt of a Company Prepayment Notice, the Holder shall have the right, but not the obligation, by notice to the Company no later than ten (10) Business Days following its receipt of the Prepayment Notice, to elect to convert the principal amount of this Note outstanding, together with all unpaid accrued interest thereon, into (a) a new series of Preference Shares that is identical in rights to that of the most senior class of Preference Shares then issued and outstanding or (b) if no Preference Shares are then outstanding, into Ordinary Shares, at a conversion price (the “Pre-Redemption Conversion Price”) equal to the lower of (i) the Prior Round Price and (ii) the quotient obtained by dividing (x) the Valuation Cap, by (y) the Fully-Diluted Capitalization (but excluding any increase at such time in the number of shares reserved for issuance under any equity incentive plans of the Company) (such conversion, a “Pre-Redemption Conversion”). The Company agrees that it shall not, for the purpose of inducing the Holder to effect a Pre-Redemption Conversion at the Pre-Redemption Conversion Price, issue a Company Prepayment Notice in contemplation of an imminent Qualified Financing or Liquidity Event in which the Conversion Price applicable to the Holder would be lower than the Pre-Redemption Conversion Price.

6.  Voluntary Conversion. The Holder, at its sole discretion, at any time and from time to time prior to the occurrence of a Qualified Financing Conversion, Liquidity Event Conversion, Maturity Date Conversion, Company redemption or Pre-Redemption Conversion, may, upon fifteen (15) Business Days’ prior notice to the Company (the “Voluntary Conversion Notice”), elect to convert the full principal amount of the Note, with all unpaid accrued interest thereon, into (a) a new series of Preference Shares that is identical in rights to that of the most senior class of Preference Shares then issued and outstanding or (b) if no Preference Shares are then outstanding, into Ordinary Shares, at a conversion price (the “Voluntary Conversion Price”) equal to the quotient obtained by dividing (i) the Valuation Cap, by (ii) the Fully-Diluted Capitalization (but excluding any increase at such time in the number of shares reserved for issuance under any equity incentive plans of the Company) (such conversion, a “Voluntary Conversion”). For the avoidance of doubt, the Holder shall be under no obligation at any time to exercise its right to effect a Voluntary Conversion.

7.  Conversion Conditions. (a) If required by Applicable Law, approval by the Comisión Nacional Bancaria y de Valores (México) (“CNBV”) of any Conversion of the Notes into capital shares of the Company shall be a condition to such Conversion. The Holder shall cooperate with the Company to achieve such CNBV authorization of its ownership interest and shall timely provide the information required by the CNBV, including from time-to-time as the Company reasonably requests.

(b) Holder understands and agrees that the Conversion of this Note into securities of the Company may require Holder’s execution of certain customary agreements relating to the purchase and sale of such securities as well as registration, co-sale, rights of first refusal, rights of first offer and voting rights, if any, relating to such securities, as may be requested by the Company from time-to-time, which execution by Holder, to the extent such agreements are required of other holders of securities of the Company, shall not be unreasonably withheld, conditioned or delayed. The Company agrees that in connection with the Conversion of the Notes, it shall execute with the Holder any of the agreements referenced in the preceding sentence that it has executed with other holders of the relevant class of the Company’s securities.

8.  Anti-Dilution; Additional Consideration. (a) If, following the Closing Date with respect to this Note and prior to any Conversion, the Company shall issue any Additional Shares (as defined in the A&R M&A) in an Equity Financing that does not constitute a Qualified Financing, without consideration or for a consideration per share that is based on a valuation that is lower than $500,000,000 (a “Down-Round Financing”); then, upon a subsequent Conversion of the Notes, the applicable Conversion Price shall be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of Ordinary Shares Outstanding (as defined in the A&R M&A) immediately prior to such Down-Round Financing plus the number of Ordinary Shares that the aggregate consideration received by the Company for such Down-Round Financing would purchase at such Conversion Price; and the denominator of which shall be the number of Ordinary Shares Outstanding immediately prior to the Down-Round Financing plus the number of such Additional Shares. The provisions of Sections 7.4.4(i)(B)-(E) of the A&R M&A shall apply mutatis mutandis to such Down-Round Financing, as if set forth herein.

(b) Reference is made to the Business Combination Agreement, dated as of August 17, 2022, by and among the Company, LIV Capital Acquisition Corp. II (the “SPAC”) and Covalto Merger Sub Ltd. (the “BCA”). If this Note is Converted pursuant to Section 2 upon the transactions contemplated by the BCA, the Holder agrees to sign a customary lock-up agreement with respect to the Ordinary Shares issued to Holder, for a period of six (6) months following the Conversion, in form and substance substantially similar to that signed by other shareholders of the Company. If the Termination Fee (as defined in the BCA) becomes payable by the Company to the SPAC, then upon the subsequent Conversion of the Notes in accordance with their terms, the Company shall issue an additional 1,025,000 shares, of the most senior class of Preference Shares then outstanding, or if no Preference Shares are then outstanding, into Ordinary Shares, into which the Notes are Converted (the “Additional Consideration”), which Additional Consideration shall be distributed pro rata among the holders of Notes, in proportion to the outstanding principal balance of Notes held by each holder to the outstanding aggregate principal balance then due under all of the Notes; provided that the Holder shall receive no less than 525,000 shares of the most senior class of Preference Shares then outstanding, or if no Preference Shares are then outstanding, Ordinary Shares, in all events; provided further, that no Additional Consideration shall be deliverable if the Notes Convert pursuant to: (i) a Liquidity Event Conversion that occurs prior to the Maturity Date; (ii) a Qualified Financing Conversion that occurs prior to the Maturity Date (but only if the Company’s Equity Securities are publically listed on the NYSE or NASDAQ upon the consummation thereof); or (iii) with respect to any holder of Notes, a Voluntary Conversion that occurs prior to the Maturity Date with respect to such Notes.

9.  Form of Payment. If the Holder does not make payment of the Investment Amount by the Closing Date to the account or accounts specified by the Company, then the Company shall be relieved of its obligations pursuant to this Note and any portion of the Investment Amount made by the Holder shall be returned to the Holder; provided that this sentence shall not be construed as limiting the Holder’s contractual obligation to make such payment. All payments of interest and principal (other than payment by way of Conversion) shall be in lawful money of the United States of America to the Holder, to the account or accounts specified by the Holder from time to time. All payments shall be applied first to Costs, then to accrued interest, and thereafter to principal.

10.  Security; Priority. This Note is a general unsecured obligation of the Company. All obligations in respect of this Note shall be unsecured indebtedness of the Company, and all liens and security interests in respect of the Note shall be junior to any and all current and future secured indebtedness of the Company and pari passu in right of payment with any and all current and future unsecured indebtedness of the Company. This Note shall rank senior to any and all current and future preferred stock or common equity of the Company.

11.  Default.

(a)  Events of Default. For purposes of this Note, any of the following events, which shall occur, shall constitute an “Event of Default”:

(i)  any amount payable (including principal amount, interests accrued thereto and any other amount payable hereunder) under this Note is not paid when and as the same shall become due and payable;

(ii)  any Company Entity shall (A) apply for, is subject to, or consent to the appointment of a receiver, trustee, custodian or liquidator (or any analogous entities) of itself or any part of its property, (B) become subject to the appointment of a receiver, trustee, custodian or liquidator (or any analogous entities) for itself or any part of its property, if such appointment is not terminated or dismissed within sixty (60) days, (C) make an assignment for the benefit of creditors, (D) fail generally or admit in writing to its inability to pay its debts as they become due, (E) institute any proceedings under the United States Bankruptcy Code or any other federal, state or foreign (including, without limitation, those of Cayman Islands and Mexico) bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, or file a petition or answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law, or file an answer admitting the material allegations of a bankruptcy, reorganization or insolvency petition filed against it, or (F) become subject to any involuntary proceedings under the United States Bankruptcy Code or any other federal, state or foreign (including, without limitation, those of Cayman Islands and Mexico) bankruptcy, reorganization, receivership, insolvency or other similar law (including without limitation banking laws in case of financial institutions) affecting the rights of creditors generally, which proceeding is not dismissed within sixty (60) days of filing, or have an order for relief entered against it in any proceeding under the United States Bankruptcy Code or any other federal, state or foreign bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally; or

(iii)  any Company Entity shall (A) liquidate, wind up or dissolve (or suffer any liquidation, wind-up or dissolution), (B) suspend its operations, (C) be subject to prudential measures in case of financial institutions, or (D) take any action to authorize any of the actions or events set forth above in this Section 11(a).

(b)  Consequences of Events of Default.

(i)  If any Event of Default shall occur for any reason, whether voluntary or involuntary, and be continuing, the Majority Holders may declare the outstanding indebtedness under the Notes and any unpaid accrued interest to be due and payable, whereupon the outstanding indebtedness under this Note shall be and become immediately due and payable, and the Company, upon notice or demand shall immediately pay to the Majority Holders on a pro rata basis all such indebtedness; provided that upon the occurrence of any Event of Default described in Section 11(a)(ii) above, and without any action on behalf of any Holder, all indebtedness under the Notes shall automatically be due immediately without notice of any kind; and

(ii)  The Holder shall also have any other rights which the Holder may have been afforded under any contract or agreement at any time and any other rights which the Holder may have under Applicable Law, and upon any Event of Default the Majority Holders may, immediately and without expiration of any period of grace, enforce payment of all amounts due and owing under the Notes and exercise any and all other remedies available at law, in equity or otherwise.

12.  No Rights as Shareholder. Except as otherwise specified in connection with a Conversion pursuant to Section 7(b) of this Agreement, this Note, as such, shall not entitle the Holder to any rights as a shareholder of the Company.

13.  Representations and Warranties of the Company. The Company hereby represents and warrants to the Holder, as of the Closing Date, as to each representation and warranty set forth on Annex A hereto and that:

(a)  Due Organization, Good Standing and Qualification. The Company (i) is an exempted company duly organized, validly existing and in good standing under the laws of the Cayman Islands; (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business and in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified or licensed could reasonably be expected to have a material adverse effect on the Company.

(b)  Authority. The execution, delivery and performance by the Company of this Note and the consummation of the transactions contemplated hereby (i) is within the power of the Company and (ii) has been duly authorized by all necessary actions on the part of the Company.

(c)  Valid Issuance. This Note and the Preference Shares and/or Ordinary Shares that may be issuable upon Conversion hereof, respectively (collectively, the “Securities”), when issued, sold, and delivered in accordance with the terms of this Note, as applicable, will, subject to their registration in register of members of the Company, be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer and liens or encumbrances and, based in part upon the Company’s reliance upon the representations of the Holder and subject to any filings pursuant to Regulation D of the Securities Act of 1933, as amended (the “Act”), if applicable, will be issued in compliance with all applicable federal, state and foreign securities laws. The issuance of the Preference Shares and/or Ordinary Shares that may be issuable upon Conversion hereof, will be made in compliance with Applicable Law.

(d)  Enforceability. This Note has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(e)  Non-Contravention. The execution and delivery by the Company of this Note and the performance and consummation of the transactions contemplated thereby do not and will not (i) violate the Company’s Memorandum and Articles of Association or any material judgment, order, writ, decree, statute, rule or regulation applicable to any Company Entity; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any mortgage, indenture, agreement, instrument or contract to which any Company Entity is a party or by which it is bound; or (iii) result in the creation or imposition of any lien upon any property, asset or revenue of any Company Entity or the suspension, revocation, impairment, forfeiture, or non-renewal of any permit, license, authorization or approval applicable to any Company Entity, the businesses or operations of any Company Entity, or any of the assets or properties of any Company Entity.

(f)  Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other Person (including, without limitation, the shareholders of any Person) is required in connection with the execution and delivery of this Note executed by the Company and the performance and consummation of the transactions contemplated thereby, including without limitation, any Conversion, other than such as have been obtained and remain in full force and effect as of the date hereof, and other than as set forth in Section 7 or such qualifications or filings under applicable securities laws as may be required in connection with the transactions contemplated by this Note, and other than the necessary corporate approval for the authorization and issuance of Financing Securities into which this Note may be Converted pursuant to the terms herein; provided that the Company agrees to use best efforts to obtain all such approvals prior to any Conversion of the Notes.

(g)  Litigation. To the Company’s knowledge, there are (i) no outstanding actions, claims, arbitration, proceedings or investigations against the Company; (ii) no suits, actions, claims, arbitration, proceedings or investigations that are pending and, to the Company’s knowledge no such suits, actions, claims, arbitration, proceedings or investigations are threatened; (iii) no investigations by any governmental authority which are pending or to the Company’s knowledge threatened against the Company, which in the case of each of clauses (i), (ii) and (iii) above, challenge or may have the effect of preventing, delaying, making illegal or otherwise interfering or affecting the existence, validity or enforceability of this Note, any of the transactions contemplated hereby or the performance by the Company of its obligations under this Note.

(h)  Bankruptcy. The Company has not commenced or contemplated any proceeding, or filed or contemplated the filing of any petition, in any court relating to the bankruptcy, reorganization, insolvency, dissolution, liquidation or relief from debtors. There is no legal basis for the bankruptcy, insolvency, dissolution or liquidation of the Company.

(i)  Compliance with Laws. To its best knowledge, the Company complies in all material respects with Applicable Laws. To its knowledge, the Company owns or possesses, and is in compliance with, all of the licenses, permits, franchises, certificates, authorizations, approvals, classifications, registrations and other similar documents and authorizations issued by any Governmental Authority (in each case that are required for the operation of the business of the Company as presently conducted), which are necessary to enable it to carry on the business of the Company in compliance with Applicable Laws and substantially as presently conducted and to own, lease, use or operate its assets and properties as such assets and properties are presently owned, leased, used or operated in connection with the business of the Company. To the Company’s knowledge, all of such Permits are valid, binding and in full force and effect.

(j)  Sufficiency of Assets. The Company owns good title to, or holds a valid leasehold interest in, all of the material tangible property used by it in the conduct of the business of the Company as presently conducted, free and clear of all liens, except such encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. The assets of the Company include all material assets, properties and rights owned, used or held for use in the operation of the business of the Company as currently conducted.

(k)  Accuracy of Information Furnished. The Note and none of the other certificates, statements or information furnished to the Holders by or on behalf of the Company in connection with the Notes or the transactions contemplated hereby or thereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

(l)  Intellectual Property. To the knowledge of the Company (without having conducted any special investigation or patent search), the Company owns or possesses or can obtain on commercially reasonable terms sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses (software or otherwise), information, processes and similar proprietary rights (“Intellectual Property”) necessary to the business of the Company as currently conducted or presently proposed to be conducted without any conflict with or infringement of the rights of others. The Company has not received any written communication alleging that the Company has violated any of the Intellectual Property rights of any other party, nor is the Company aware of any basis therefor.

14.  Representations and Warranties of the Holder. The Holder hereby represents and warrants to the Company that, as of the Closing Date:

(a)  Authority. The execution, delivery and performance by the Holder of this Note and the consummation of the transactions contemplated hereby (i) are within the power of the Holder and (ii) have been duly authorized by all necessary actions on the part of the Holder.

(b)  Purchase Entirely for Own Account. The Holder acknowledges that this Note is being issued in reliance upon the Holder’s representation to the Company, which the Holder hereby affirms, that the Securities will be acquired for investment for the Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Note, the Holder further represents that the Holder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person with respect to the Securities. The Holder represents that it has full power and authority to enter into this Note.

(c)  Access to Information. The Holder acknowledges that the Company has given the Holder access to the corporate records and accounts of the Company and to all information in its possession relating to the Company, has made its directors and representatives available for interview by the Holder, and has furnished the Holder with all documents and other information required for the Holder to make an informed decision with respect to the purchase of this Note.

(d)  Investment Experience and Suitability. The Holder is able to fend for itself, can bear the economic risk and withstand a complete loss of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. The investment in the Securities is suitable for the Holder based upon its investment objectives and financial needs, and the Holder has adequate net worth and means for providing for its current financial needs and contingencies and has no need for liquidity of investment with respect to the Securities. The Holder’s overall commitment to investments that are illiquid or not readily marketable is not disproportionate to its net worth, and investment in the Securities will not cause such overall commitment to become excessive.

(e)  Accredited Investor. The Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the Securities and Exchange Commission (“SEC”), as presently in effect, the meaning of which is understood by the Holder.

(f)  Restricted Securities; No Public Market. The Holder understands that this Note and the Securities are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering, and that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances. The Holder represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act. The Holder understands that no public market now exists for any securities issued by the Company, and that the Company has made no assurances that a public market for the Securities will ever exist.

(g)  Further Limitations on Disposition.

(i)  Without in any way limiting the representations set forth above, the Holder further agrees not to make any disposition of all or any portion of the Securities unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this Section 14(g) and:

(A)  there is then in effect a Registration Statement under the Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

(B)  (1) the Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a reasonably detailed statement of the circumstances surrounding the proposed disposition, and (2) if requested by the Company, the Holder shall have furnished the Company with an opinion of counsel, satisfactory to the Company, that such disposition will not require registration of such shares under the Act; provided, however, that in each case the documentation set forth in this subsection (2) shall not be required for transfers to Affiliates of the Holder.

(h)  Legends. It is understood that the Preference Shares or Ordinary Shares into which this Note may be Converted may bear the following legends in addition to any legends required by the laws of any State in which such Securities are issued:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

15.  Lost, Stolen, Destroyed or Mutilated Note. In case this Note shall be mutilated, lost, stolen or destroyed, the Company shall issue a new Note of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of the mutilated Note, or in lieu of the Note lost, stolen or destroyed, upon receipt of evidence satisfactory to the Company of the loss, theft or destruction of this Note.

16.  Severability. In the event any one or more of the provisions of this Note is for any reason held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in any such event, such provision(s) only will be deemed null and void and will not affect any other provision of this Note and the remaining provisions of this Note will remain operative and in full force and effect and will not be affected, prejudiced, or disturbed thereby.

17.  Assignment. This Note applies to, inures to the benefit of and binds the successors and permitted assigns of the parties hereto; provided, however, that neither party may assign its rights or obligations under this Note, by operation of law or otherwise, without the prior written consent of the other party hereto; and provided further, at the request of the Holder, such consent of the Company shall not be unreasonably withheld. Notwithstanding the foregoing, Holder may assign its rights and obligations under this Note to (i) any of its Affiliates without the consent of the Company, and (ii) upon and during the occurrence of an Event of Default, any party without the consent of the Company.

18.  Remedies Cumulative; Failure or Indulgence Not a Waiver. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, Applicable Law and any other agreements between the Holder and the Company. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

19.  Excessive Interest. Notwithstanding any other provision herein to the contrary, this Note is hereby expressly limited so that the interest rate charged hereunder shall at no time exceed the maximum rate permitted by Applicable Law. If, for any circumstance whatsoever, the interest rate charged exceeds the maximum rate permitted by Applicable Law, the interest rate shall be reduced to the maximum rate permitted, and if the Holder shall have received an amount that would cause the interest rate charged to be in excess of the maximum rate permitted, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing hereunder (without charge for prepayment) and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal, such excess shall be refunded to the Company.

20.  Waiver of Notice. To the extent permitted by Applicable Law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

21.  Costs. The Company hereby agrees, subject only to any limitation imposed by Applicable Law, to pay all reasonable and documented expenses in the aggregate, including attorneys’ fees and legal expenses, incurred by the Holder in endeavoring to collect any amounts hereunder which are not paid when due, whether by declaration or otherwise (collectively,

“Costs”). The Company agrees that any delay on the part of the Holder in exercising any rights hereunder shall not operate as a waiver of such rights, it being understood that no waiver of any kind shall be valid unless in writing and signed by the Person waiving such right.

22.  Amendment; Initial Investor Matters. (a) Any provision of this Note may be amended, waived or modified only upon the written consent of the Company and (i) the Holder or (ii) the Majority Holders; provided that no amendment without the consent of the Holder shall (x) reduce the principal of, or the rate of interest on, this Note; or (y) postpone any date fixed by this Note for any payment of principal, interest, fees or other amounts due to the Holder.

(b) In the event that the Company issues Additional Notes that include any term or terms more favorable, in any material respect, to the holder thereof, than those terms provided to the Holder of this Note, the Company shall promptly notify the Holder of the same, offering to provide the Holder with the right (by notice to the Company no later than ten (10) Business Days after receipt of notice from the Company) to amend this Note to incorporate such more favorable terms.

23.  Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally or by e-mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Holder:

Banco Actinver, S.A. Institución de Banca Múltiple, Grupo Financiero Actinver, División Fiduciaria, acting solely as trustee of the Contrato de Fideicomiso Irrevocable No. 5357 identified as “Fideicomiso LIV SPV”

Address: Montes Urales Núm. 620 Piso 1

Col. Lomas de Chapultepec IV Sección

Miguel Hidalgo, C.P. 11000

Ciudad de México, México

Attention: División Fiduciaria

Email: arossi@livcapital.mx; mdavila@livcapital.mx; hzesati@livcapital.mx with a copy (which shall not constitute notice) to:

Administradora LIV Capital, S.A.P.I. de C.V.

Pedregal Núm. 24 Piso 6

Col. Molino del Rey

Miguel Hidalgo, C.P. 11040

Ciudad de México, México
Attention: Mariana Romero

Email: mromero@livcapital.mx

If to the Company:

Covalto Ltd.
Boulevard Miguel de Cervantes Saavedra
233 Piso 16, Granada, 11520
Ciudad de México, CDMX

Attention: David Poritz and Eduardo Mendoza

Telephone: +1 800-269-0041

Email: dporitz@credijusto.com; emendoza@credijusto.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Av
New York, NY 10017
Attention: S. Todd Crider
Telephone: +1 212-455-2664

Email: tcrider@stblaw.com

24.  Confidentiality; Public Statements. Holder agrees to use the same degree of care as Holder uses to protect its own confidential information for any proprietary or confidential information obtained with respect to the Company in connection with this Note or Holder’s evaluation of the transactions contemplated hereby (the “Information”). Holder acknowledges that it will not disclose such Information without the prior written consent of the Company except such information that (a) was in the public domain prior to the time it was furnished to Holder, (b) is or becomes (through no willful improper action or inaction by Investor) generally available to the public, (c) was in its possession or known by Investor without restriction prior to receipt from the Company, (d) was rightfully disclosed to Investor by a third party without restriction or (e) was independently developed without any use of the Company’s confidential information. Notwithstanding the foregoing, (i) Holder may disclose such Information to Holder’s and its Affiliates’ (but excluding portfolio companies) respective directors, managers, officers, employees, consultants, professional advisors and actual and prospective investors who reasonably need to know the information for the purposes of this Note and the transactions contemplated hereby that are informed of the confidential nature of the Information and owe a duty of confidentiality to Holder (each of the foregoing Persons, a “Permitted Disclosee”) and (ii) this Section 24 shall not prohibit Holder or any Permitted Disclosee from making any disclosures required by Applicable Law. The Company hereby agrees that it shall not issue any announcement or press release or make any public statement or other public disclosure relating to this Note or to the identity of Holder (or its members, partners, Affiliates or Related Funds), as a lender to or investor in the Company unless such announcement or release is previously agreed to by Holder in writing. Notwithstanding the foregoing, the Company may, without the prior written approval of Holder, make disclosures required by Applicable Law.

25.  Governing Law; Submission to Jurisdiction. This Note, and any claim, controversy or dispute arising under or related to this Note, shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflicts of law. Each of the parties to this Note irrevocably and unconditionally submits to the exclusive jurisdiction and venue of any State or Federal court sitting in New York City over any action, suit, proceeding, claim or controversy (including without limitation any derivative claim) arising out of or relating to this Note or any other matter contemplated hereby. Each of the parties to this Note irrevocably and unconditionally waives any objection to the laying of venue of any such action brought in any such court and any claim that any such action has been brought in an inconvenient forum.

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by an authorized signatory, thereunto duly authorized as of the date first above written.

COVALTO LTD.

By:	/s/ David Solomon Poritz
Name: David Solomon Poritz
Title: Co-Chief Executive Officer and Director

This Note is hereby accepted and agreed to by the Holder on and as of the date first above written.

BANCO ACTINVER, S.A. INSTITUCIÓN

DE BANCA MÚLTIPLE, GRUPO

FINANCIERO ACTINVER, DIVISIÓN

FIDUCIARIA, ACTING SOLELY AS

TRUSTEE OF THE CONTRATO DE

FIDEICOMISO IRREVOCABLE NO. 5357

IDENTIFIED AS “FIDEICOMISO LIV
SPV”

By:	/s/ Edgar Israel Valdez Ortiz
Name: Edgar Israel Valdez Ortiz
Title: Trustee Delegate

By:	/s/ Fernando Javier Lepine Camerena
Name: Fernando Javier Lepine Camerena
Title: Trustee Delegate

ANNEX A TO MANDATORILY CONVERTIBLE NOTE

Terms used but not defined in this Annex A shall have the meanings given to them in the Mandatorily Convertible Note to which this Annex A is attached.

The Company hereby represents and warrants to the Holder that, as of the Closing Date:

1.1              Compliance with Anti-Money Laundering Laws. The operations of the Company and its Subsidiaries are, and have been conducted, in material compliance with all applicable anti-money laundering laws and regulations of the United States, Mexico or any other jurisdiction applicable to the Company and its Subsidiaries (collectively, the “Anti-Money Laundering Laws”), and no action, suit, investigation, audit, inquiry or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened, it being understood that the Company receives and has received communications from, and visits by, such governmental agencies, based upon such Anti-Money Laundering Laws, in connection with its day-to-day activities.

1.2              Assets of the Company. (i) The assets and/or capital resources of the Company are of legal origin, and (ii) to the Company’s knowledge, no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving a forfeiture procedure (extinción de dominio) or other enforcement action related to the National Forfeiture Law (Ley Nacional de Extinción de Dominio) or any other forfeiture law related to its assets, capital resources and/or rights derived thereto, exists or is in effect.

1.3              Foreign Corrupt Practices Act. (a) Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of their respective officers, directors or employees, nor any agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, has made any unlawful payment or given, offered, promised, or authorized or agreed to give any money or anything of value directly, or, to the knowledge of the Company, indirectly, to or from any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), any Government Official or other Person in material violation of any applicable Anti-Corruption Laws or for the purpose of (i) influencing any official act or decision of such Government Official, party or candidate, (ii) inducing such Government Official, party or candidate to use his, her or its influence to affect any act or decision of a foreign Governmental Authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company, any of its Subsidiaries or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any person. Neither the Company nor, to the knowledge of the Company, any of its directors, officers, employees, or agents have made or authorized any bribe, kickback or other unlawful payment of funds or received or retained any funds, in each case in violation of any applicable Law, rule or regulation.

(b)               In the past five years, neither the Company nor any of its Subsidiaries has received from any Governmental Authority any notice, inquiry, internal or external allegation, or made any voluntary or involuntary disclosure to a Governmental Authority, concerning any actual or potential violation related to Trade Controls or Anti-Corruption Laws (including but not limited to the FCPA). The Company and each of its Subsidiaries have maintained and enforced policies, procedures and internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) reasonably designed to ensure compliance with applicable Anti-Corruption Laws (including but not limited to the FCPA).

1.4              Compliance with Applicable Laws. The Company and each of its Subsidiaries is in compliance with all Applicable Laws (including with respect to labor, profit sharing and social security practices), in all material respects.

1.5              No Public Investors. For purposes of LIV SPV’s compliance with the Disposiciones de carácter general que establecen el regimen de inversion al que deberán sujetarse las Sociedades de Inversión Especializadas de Fondos para el Retiro, the Company represents to the Holder that no Mexican trusts issuing Certificados Bursátiles de Desarrollo or Certificados Bursátiles para Proyectos de Inversión, which have Sociedades de Inversión Especializadas de Fondos para el Retiro as investors, will invest in the Company simultaneously with the Holder on the date hereof.

1.6              Limitation of Liability. The Parties hereby (i) acknowledge that Banco Actinver, S.A., Institución de Banca Múltiple, Grupo Financiero Actinver is acting solely in its capacity as trustee pursuant to the Contrato de Fideicomiso Irrevocable Número 5357 identified as “LIV SPV”, and accordingly (ii) agree that the trustee shall only be liable under this Note up to an amount equal to the Investment Amount and up to the assets that comprise their trust estate under the aforementioned Contrato de Fideicomiso Irrevocable Número 5357 identified as “LIV SPV”, and, as such, under no circumstance shall it be held liable with its own assets.

1.7              Use of Proceeds. The Company represents and warrants that it will use, and as of the Closing date has used, the Investment Amount, to fund the operations and activities of, or for the benefit of, its Mexican Subsidiaries.